UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 21, 2006
American Real Estate Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY		10153
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 702-4300
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 — Entry into a Definitive Material Agreement.
Section 2 — Financial Information
Item 2.03 — Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     On August 21, 2006, we and American Real Estate Finance Corp. as the Borrowers, and certain of our subsidiaries, as Guarantors, entered into a credit agreement, dated as of August 21, 2006, with Bear Stearns Corporate Lending Inc., as Administrative Agent, and the several lenders from time to time party thereto.
     Under the credit agreement, we will be permitted to borrow up to $150.0 million. The credit facility provides for the possibility of increasing available borrowings to $200.0 million. No borrowings were made at the closing of the credit facility.
     Obligations under the credit agreement are secured by liens on substantially all of the assets of AREP Home Fashion Holdings LLC, American Casino & Entertainment LLC, AREP New Jersey Land Holdings LLC, AREP Oil & Gas Holdings LLC and AREP Real Estate Holdings LLC, collectively, the AREH Subsidiary Guarantors, each a wholly-owned subsidiary of American Real Estate Holdings Limited Partnership, or AREH, of which we are the 99% limited partner. The credit agreement has a term of four years and all amounts will be due and payable on August 21, 2010. Advances under the credit agreement may not exceed 20% of the Collateral Value, as defined in the credit agreement, and will be in the form of either base rate loans or Eurodollar loans, each as defined in the credit agreement.
     The credit agreement includes covenants that, among other things, restrict the creation of certain liens and certain dispositions of property by the AREH Subsidiary Guarantors.
     Obligations under the credit agreement are immediately due and payable upon the occurrence of certain events of default, as defined in the credit agreement, including: failure to pay any principal or interest of any Loan or Reimbursement Obligation, as defined in the credit agreement, when due and payable; a default by any Group Member, as defined in the credit agreement, of any obligation contained in the credit agreement or any other Loan Document, as defined in the credit agreement; the indirect sale, lease, transfer, conveyance or other disposition (other than by way of a merger or consolidation) of all or substantially all of the assets of us or AREH to any person other than a Related Party, as defined in the credit agreement; and certain events that result in any person other than us or Related Parties becoming the beneficial owner of more than 50% of the voting power of us.
     The description set forth above is qualified in its entirety by the credit agreement and related documents, copies of which are filed as exhibits to this report and incorporated by reference.
Section 8 — Other Events
Item 8.01 Other Events
The following information is furnished pursuant to Item 8.01, “Other Events”
On August 23, 2006, American Real Estate Partners, L.P. (“AREP”) issued a press release, a copy of which is attached as Exhibit 99.1.
Section 9 — Financial Statements and Exhibits
Item 9.01(d) Exhibits

Exhibit 10.1 —	Credit Agreement, dated as of August 21, 2006, among American Real Estate Partners, L.P. and American Real Estate Finance Corp. as the Borrowers, certain subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the several lenders from time to time party thereto, and Bear Stearns Corporate Lending Inc., as Administrative Agent.

Exhibit 10.2 —	Pledge and Security Agreement, dated as of August 21, 2006, among AREP Home Fashion Holdings LLC, American Casino & Entertainment LLC, AREP New Jersey Land Holdings LLC, AREP Oil & Gas Holdings LLC and AREP Real Estate Holdings LLC, collectively as the AREH Subsidiary Guarantors, and Bear Stearns Corporate Lending Inc., as Collateral Agent.

Exhibit 99.1 —	Press Release dated August 23, 2006.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REAL ESTATE PARTNERS, L.P.
(Registrant)

By:	American Property Investors, Inc.,
its General Partner

	By:	/s/ Hillel Moerman
Hillel Moerman
Chief Financial Officer American Property Investors, Inc., the General Partner of American Real Estate Partners, L.P.
Date: August 25, 2006